UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2024

SONOCO PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

South Carolina	001-11261	57-0248420
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 N. Second St.

Hartsville, South Carolina 29550

(Address of principal executive offices) (Zip Code)

(843) 383-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
No par value common stock	SON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 16, 2024, Sonoco Products Company (the “Company”) entered into a credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “364-Day Term Credit Agreement”). The 364-Day Term Credit Agreement, which was upsized from the commitments for an intended $1.2 billion credit agreement previously announced by the Company on September 13, 2024, provides the Company with the ability to borrow up to $1.5 billion on an unsecured basis (the “364-Day Term Loan Facility”) to finance a portion of the cash consideration for the Company’s pending acquisition of Titan Holdings I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Eviosys Acquisition”). Funding of the 364-Day Term Loan Facility is expected to take place substantially concurrently with the closing of the Eviosys Acquisition. The aggregate amount of the commitments under the 364-Day Term Credit Agreement have replaced a corresponding amount of the commitments in respect of the 364-day senior unsecured bridge term loan facility in an aggregate amount of up to $4 billion previously described in the Company’s Current Report on Form 8-K filed on June 24, 2024, in accordance with the terms of the bridge facility commitment letter. As a result, an aggregate amount of up to $1.8 billion in bridge facility commitments remain.

Borrowings under the 364-Day Term Loan Facility, net of any prepayments, will become payable in full on the date that is 364 days after the Funding Date (as defined in the 364-Day Term Credit Agreement) (or if such date is not a business day, the next preceding business day). Borrowings under the 364-Day Term Loan Facility will bear interest at a fluctuating rate per annum equal to, at the Company’s option, (i) the forward-looking Secured Overnight Financing Rate term rate (such borrowings, “Term SOFR Loans”), (ii) a base rate, or (iii) a combination thereof, plus, in each case, an applicable margin calculated based on the Company’s credit ratings and, in the of case of Term SOFR Loans, an adjustment of 10 basis points. There is no required amortization, and voluntary prepayments of borrowings under the 364-Day Term Loan Facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum prepayment and reduction amounts as described in the 364-Day Term Credit Agreement.

The 364-Day Term Credit Agreement contains various customary representations and warranties and affirmative and negative covenants, as more fully described in the 364-Day Term Credit Agreement. The 364-Day Term Credit Agreement also contains various customary events of default (subject to grace periods, as applicable) including, among others: nonpayment of principal, interest or fees; breach of covenant; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; inability to pay debts; certain unsatisfied judgments; certain ERISA-related events; the invalidity or unenforceability of the 364-Day Term Credit Agreement or certain other documents executed in connection therewith; and the occurrence of a change of control.

The foregoing description of the 364-Day Term Credit Agreement and the 364-Day Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the 364-Day Term Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain of the lenders under the 364-Day Term Loan Facility and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and/or its subsidiaries (including in connection with the transactions described in this Current Report on Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

This Current Report on Form 8-K, including the exhibits hereto, is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction where such offer or sale is not permitted. No offer of securities shall be made in the United States absent registration under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1*	364-Day Term Credit Agreement, dated as of September 16, 2024, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

* Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide, on a supplemental basis, a copy of any omitted schedules and attachments to the Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: September 16, 2024	By:	/s/ Robert R. Dillard
Robert R. Dillard
Chief Financial Officer